Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 25, 2025, with respect to our audit of the consolidated financial statements of Voltage X Limited (the “Company”) and its subsidiaries (the “Group”), as of and for the years ended June 30, 2023 and 2024, which report appears in the Prospectus, which is part of this Registration Statement on Form F-1 of Voltage X Limited.

We hereby also consent to the inclusion of our review of the unaudited interim condensed consolidated financial statements dated June 25, 2025, in the Registration Statement on Form F-1 of the Company, relating to the unaudited interim condensed consolidated statement of financial position of the Company as of December 31, 2024 and June 30, 2024, and the related unaudited interim condensed consolidated statements of profit or loss and other comprehensive income in each of the six-months period ended December 31, 2024 and 2023.

/s/ Zhen Hui Certified Public Accountants

Zhen Hui Certified Public Accountants

Hong Kong

4 Aug 2025